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2019 Shareholder Webcast May 9, 2019

Agenda 10:00 Welcome 10:05 Executive Compensation Overview 10:30 Shareholder Proposals 10:45 Q&A 2

Opening Remarks & Agenda—Slide 2 Good morning and welcome to today’s shareholder webcast. Over the next hour, Inge Van Coppenolle, Manager, Compensation, Benefit Plans and Policies will cover key highlights of ExxonMobil’s executive compensation program and I will briefly touch on the seven shareholder proposals. We realize you might be engaging with several companies during this time of the year so we would like to thank you for taking the time to participate this morning. As in prior years, this webcast is part of a broad shareholder outreach effort that occurs throughout the year. We will leave time today at the end of our prepared remarks for questions. Please feel free to submit your questions on the content of this presentation via the Internet at any time during the session.

Cautionary Statement Executive Compensation Overview Statements regarding future events or conditions are forward-looking statements. Actual future results, including project plans and developments, timelines, and financial results, as well as the impact of these results on and the effects of compensation incentives on future results of compensation values, could differ materially due to: changes in oil and gas prices and other market factors affecting our industry; the outcome of exploration and development projects; timely completion of production and construction projects; technical or operating conditions; the outcome of commercial negotiations; political and regulatory factors, including changes in environmental, executive compensation, and tax laws; and other factors described in Item 1A Risk Factors in our most recent Form 10-K. Footnotes and Definitions. Footnotes used in this presentation are presented on slide 24. See also the Frequently Used Terms on slide 25 for definitions of important terms relating to compensation used in this presentation. For more information on return on average capital employed (ROCE), cash flow from operations and asset sales, and total shareholder return (TSR) referenced on slide 11 see the Frequently Used Terms available on the Investors page of our website at www.exxonmobil.com. The term “project” can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. 3

Cautionary Statement—Slide 3 Please note the cautionary statement on this slide; compensation-related terms and footnotes are included at the end of this presentation.

Shareholder Engagement Ongoing engagement is essential Keeps shareholders informed on relevant business matters Provides Board and management with key shareholder perspectives Variety of venues: Annual Shareholders Meeting Annual publications and website Quarterly earnings calls Webcasts Roadshows , spotlight events, and institutional investor conferences Direct communication with Directors Value shareholder input; considered in company deliberations and disclosures Significantly grew engagements in 2018 and continuing in 2019 4

Shareholder Engagement – Slide 4 We believe ongoing engagement with our shareholders is vitally important, and keeping shareholders informed on relevant business matters is a key priority for us. We also benefit from engagement as it provides the Board and management with key shareholder perspectives. The Company connects with shareholders through a variety of venues. We engage directly with key shareholders throughout the year to maintain contact and address matters of interest, and we strive to respond to all shareholder inquiries. Our engagement efforts on environmental, social and governance issues has more than doubled since 2014. Of course, the Annual Shareholders Meeting is a time when we interface with many individual and institutional shareholders. Our corporate website, Company publications, and webcasts such as this, along with other engagements during the year, are other ways that we communicate with you and provide important information about your Company. The Board also has established procedures for shareholders to communicate with individual directors, including the Presiding Director, Board committee members, or the non-employee directors as a group. More information about the process for communicating with directors may be found on page 18 of our proxy statement. Our key message here is that we welcome and value input from all shareholders; such input is taken seriously by the Company and considered in Company deliberations and disclosures. I will now turn it over to Inge who will review our executive compensation program.

Key Messages Performance Share Program Bonus Program Determining CEO Compensation Pay for CEO Position 5

Executive Compensation Overview – Slide 5 Thank you Neil, and thank you to everyone on the call today for your interest. I appreciate that our time today is limited, so I will focus the discussion on a brief overview of our executive compensation program, more specifically the key design features of our performance share and bonus programs, the process used by the Compensation Committee to determine CEO pay, and the considerations that drove the outcome of that process for the most recent cycle. I will also make reference to additional information that can be found in our Proxy materials, including our 2019 Executive Compensation Overview.

Key Messages Compensation program design is fully aligned with our business model and the returns of our long-term shareholders Executive pay is highly performance-based and ties to Company performance CEO pay is at the 47th percentile of benchmark companies based on 10-year realized and unrealized pay 6

Key Messages – Slide 6 As I do this, I would like to leave you with 3 key messages, each of which we will review in greater detail on subsequent slides. First, our compensation program has been designed to fully align with our business model and the returns of our long-term shareholders. This is most evident in our performance share program which represents the majority of our executives’ overall pay and is characterized by uniquely long restriction periods. Second, both our performance share and bonus programs deliver executive pay that is highly performance-based and is tied to Company performance. Third, taking into account overall Company performance and annual benchmarking, the Compensation Committee made compensation decisions resulting in realized and unrealized pay over a 10-year period that is just under the median of compensation benchmark companies. The Compensation Committee evaluates the program annually and continues to support the overall design of our compensation program for its alignment with ExxonMobil’s business model and the returns of our long-term shareholders. Our strong governance practices further strengthen the design of our program and discourage executives from taking inappropriate risk. More details on our governance practices can be found in the 2019 Executive Compensation Overview. While the design of our compensation program has not changed, we have enhanced our disclosure to respond to the valuable insights we gained from our ongoing engagements with shareholders and proxy advisors.

Performance Share Program Recognizes the long-term nature of ExxonMobil’s business model Encourages a long-term view through commodity price cycle Aligns experience of executives with that of long-term shareholders Long restriction periods, coupled with performance metrics applied at grant 7

Performance Share Program – Slide 7 To the first point, alignment with our business model and the experience of our long-term shareholders. Our business is a depletion business and involves continual and large investments over long periods of time that require our executives to maintain a long-term view when making business decisions. The performance share program makes up the majority of the CEO’s pay, and is marked by uniquely long restriction periods that place a significant portion of executive pay at risk well into retirement and through the commodity price cycle. This feature enables long-term decision making and aligns the experience of our executives with that of our long-term shareholders. Performance share awards vest 50 percent in 5 years from grant date and 50 percent in 10 years or retirement, whichever is later. These long restriction periods effectively result in large levels of stock ownership. To put this in perspective, in the case of our CEO, his current level of stock ownership is 32 times base salary, far exceeding standard ownership guidelines of typically 6 times base salary. Restricted shares also remain at risk of forfeiture while unvested. In order to maintain a strong linkage between performance and pay, while at the same time preserving these long restriction periods, our program applies relative performance metrics at grant versus at vest. In doing so, we eliminate the constraint inherent in alternative programs that involve short-term target setting, whereby performance and restriction periods must be shorter in order to maintain line of sight to develop credible and achievable targets. The blue chart at the bottom of this slide illustrates how ExxonMobil’s performance share program, with its long restriction periods, is a better fit for our business model than a shorter-term program design. We have developed this chart in response to feedback from shareholders seeking to better understand the connection with our business model. While every project net cash flow curve transitions from investment to profitability at a different point in time, in general this inflection point materializes over a longer period of time. The longer bar at the top of the chart represents ExxonMobil’s performance share program where the extended restriction period results in an experience for our executives that is more closely aligned with shareholder returns. By design, ExxonMobil’s program does not allow for all shares to vest before the impact of key decisions becomes known. It also holds executives accountable for project success many years after making initial project investment decisions.

Performance Share Program An alternate, formula-based program with short-term target setting and three-year vesting would enable executives to monetize performance shares at a much faster pace In this example, shares are granted to an executive each year over the 10-year period from 2008 to 2017—In 2013, on the eve of a greater-than-50-percent decline in crude price, only 8 percent of awards granted in the ExxonMobil program had vested—In the alternate program with three-year vesting, 58 percent of awards granted would have vested – 7 times more than the ExxonMobil program THROUGH LONG RESTRICTION PERIODS, EXXONMOBIL EXECUTIVES ARE INCENTIVIZED TO TAKE A LONG-TERM VIEW IN DECISION MAKING

Performance Share Program – Slide 8 In our view, short-term target setting also incentivizes behaviors that are counter to our goal of creating sustainable growth in shareholder value. Given the long-term nature of our business, it is important for our executives to maintain a long-term view in decision making that cuts through the ups and downs of the commodity price cycle. Long restriction periods achieve that. The chart on this page demonstrates that an alternate, formula-based program with short-term target setting and three-year vesting would allow monetization of performance shares at a much faster pace.—In this example, we assume that executives are granted a set number of shares over a 10-year period beginning in 2008 and compares the vesting pattern in the ExxonMobil program with that of a typical 3-year target setting methodology.—In 2013, on the eve of a greater-than-50-percent decline in crude price, only 8 percent of awards granted in the ExxonMobil program had vested, versus the alternate program in which 58 percent would have vested – 7 times more than the ExxonMobil program.—The alternate, short-term target setting program allows executives to monetize shares before the impact of commodity prices takes full effect, thereby misaligning their realized pay with the experience of long-term shareholders. In summary, the performance share program, with its uniquely long restriction periods, enables an environment where executives are incentivized to take a long-term view in decision making, aligned with the nature of our business and the experience of our long-term shareholders.

Bonus Program Size of bonus program aligned with change in annual earnings % change in bonus program = (% change in annual earnings) x (2/3) Individual grant levels determined by the above formula, changes in pay grade, and performance Bonus delivered using two vehicles: BONUS PROGRAM ENCOURAGES STRONG EARNINGS PERFORMANCE IN THE NEAR- AND MID-TERM WHILE MAINTAINING RISK OF FORFEITURE 9

Bonus Program – Slide 9 Our annual bonus program ties executive compensation to annual earnings performance and encourages strong earnings performance in the near- and mid-term while maintaining risk of forfeiture. The size of the annual bonus pool (“ceiling”) itself is determined by a formula that has been applied consistently for each of the last 17 years, including years in which earnings declined. Individual bonus awards are determined by the formula shown on this slide, changes in pay grade, and performance, and are delivered using two distinct vehicles:—Half of the annual bonus is delivered in cash in the year of the grant—The other half of the bonus, the Earnings Bonus Units (EBU), is delayed, and does not vest until cumulative earnings per share reach a specified level, currently $6.50 per share. If this threshold is not achieved within three years from grant, this half of the bonus will be truncated and will pay out at the actual cumulative earnings per share level. For clarity, this unique vesting feature is considered secondary to the primary performance metric of annual earnings and provides a medium-term incentive to continue strong earnings performance while maintaining risk of forfeiture.—We have enhanced our disclosure on the operation of the bonus program to better clarify this point in response to shareholder feedback. As you can see from the bar chart, over the last 10 years, the annual bonus award to our CEO tracks the change in annual earnings performance – showing the strong linkage of this portion of CEO pay to Company performance.

Determining CEO Compensation PROCESS INPUTS TO COMPENSATION COMMITTEE Financial and Operating Performance Progress Toward Strategic Objectives Annual Compensation Benchmarking COMPENSATION COMMITTEE DECISION ON CEO COMPENSATION 10

Determining CEO Compensation – Slide 10 During our engagements with shareholders, we received feedback to provide additional clarity on the process and considerations used by the Compensation Committee to determine CEO pay. As in previous years, the Compensation Committee uses the Company’s financial and operating performance relative to industry peers, progress toward strategic objectives, and annual compensation benchmarking as inputs into their deliberations on the CEO’s pay, particularly as it pertains to the performance share award, the largest portion of the pay package. The pre-established performance metrics remain the same as in 2017 and include Safety and Operations Integrity, Return on Average Capital Employed (ROCE), Cash Flow from Operations and Asset Sales, and Total Shareholder Return (TSR), each assessed over the investment lead times of the business. This year, the Compensation Committee placed additional emphasis on the Company’s progress toward strategic objectives, which included a strong focus on the Company’s growth strategy, which has been widely communicated. Performance metrics are not assigned a specific weight using a pre-set formula, rather industry-leading performance relative to industry peers is required across all pre-established metrics to maximize performance share award levels. These performance metrics continue to best reflect the complex nature of our business and set a very high, ongoing standard of performance for our executives. While the performance metrics are not assigned a specific weight, safety and operations integrity performance and ROCE are given the highest priority, as is progress toward the Company’s strategic objectives.

Determining CEO Compensation 2018 Performance Share Grant Strengthening the Upstream Portfolio Upgrading Downstream Production Leading in Chemical Growth Reducing Environmental Impacts Investing with Discipline COMPENSATION COMMITTEE GRANTS PAY THAT IS HIGHLY PERFORMANCE-BASED AND TIED TO COMPANY PERFORMANCE 11 CONSIDERATIONS FINANCIAL AND OPERATING PERFORMANCE Leading Safety and Operations Integrity Return on Average Capital Employed Cash Flow from Operations and Asset Sales Not Leading Total Shareholder Return PROGRESS TOWARD STRATEGIC OBJECTIVES Strengthened Company growth strategy Significant 2018 accomplishments in advancing strategic objectives ANNUAL COMPENSATION BENCHMARKING 10-year combined realized and unrealized pay for the CEO position is at the 47th percentile of compensation benchmark company CEOs(4)

Determining CEO Compensation – Slide 11 We have already discussed the strong connection between Company earnings performance and the bonus program. Specific to the 2018 performance share grant, we continued our leadership relative to industry peers in 3 of 4 performance metrics: Safety and Operations Integrity, Return on Average Capital Employed (ROCE), and Cash Flow from Operations and Asset Sales, each assessed over the investment lead times of the business. Relative 10-year Total Shareholder Return (TSR), however, continued to lag in 2018. Secondly, the Compensation Committee noted significant progress toward the Company’s strategic objectives, underpinned by a strong Company growth strategy. A summary of key accomplishments can be found on page 5 of the 2019 Executive Compensation Overview. Overall, pay for the CEO position is at the 47th percentile for realized and unrealized pay for the most recent 10-year period (2009 to 2018) based on annual compensation benchmarking against a group of large peer companies. Ideal compensation benchmark companies for ExxonMobil include U.S.-based companies with large scale and complexity, international operations, capital-intensive businesses with long investment horizons, and those that can be consistent participants in compensation surveys. A list of these companies can be found on slide 25 in the Frequently Used Terms. In summary, this overview reflects the Compensation Committee’s decision to deliver executive pay that is highly performance-based and is tied to the performance of the Company.

Pay for CEO Position 2018 Reported and Realized Pay Over 60 percent of CEO pay delivered in the form of performance shares with restriction periods of 5 years, 10 years, and longer Realized pay is 35 percent of reported pay 12 REPORTED PAY $18.8 million RESTRICTED PERFORMANCE SHARES REALIZED PAY VESTING PREVIOUS AAWARDS $6.6 million

Pay for CEO Position – 2018 Reported Pay and Realized Pay – Slide 12 Let me now turn to 2018 reported pay and realized pay for our CEO. Reported pay for 2018 is $18.8 million, up approximately 7.5 percent from 2017, and reflects the current CEO’s increased experience in the role, the company’s leading performance in 3 of 4 financial and operating metrics, and significant progress toward strategic objectives, yet balanced by 10-year TSR performance that is lagging industry peers. As is intended by the design of our compensation program, over 60 percent of CEO pay is in performance shares with long restriction periods, represented by the light blue shaded area on the Reported Pay chart. As a result, 2018 realized pay for our CEO was $6.6 million, and includes salary, cash bonus, and vesting of previously granted incentive awards. Realized pay represents 35 percent of reported pay, compared to an average of 47 percent of reported pay for the most recent 10 years.

Pay for CEO Position 10-Year Combined Realized and Unrealized Pay (2009 to 2018) ExxonMonil Compensation Benchmark Companies 47TH PERCENTILE 1 2 3 4 5 6 7 8 9 10 11 12 13 (Rank Position)    13

Pay for CEO Position – 10-Year Combined Realized and Unrealized Pay – Slide 13 Looking at pay for any particular year in isolation is not the most complete way to assess compensation. For this reason, as we have done in the past, we also disclose CEO realized and unrealized pay over a 10-year period, and continue to receive positive feedback from our shareholders on the additional perspective it provides. This slide shows how pay for the CEO position over the most recent 10-year period (2009 to 2018) compares with the companies in our compensation benchmark group.—For ExxonMobil, CEO pay is at the 47th percentile of compensation benchmark companies, which ranks 7 out of 13 companies. This chart illustrates not only the rank position and percentile, but also the magnitude of ExxonMobil’s CEO pay compared to CEO pay at our compensation benchmark companies. We believe that this in-depth analysis provides a more balanced and accurate perspective on how ExxonMobil’s CEO compensation compares to that of our compensation benchmark companies.

Summary – Why Vote “FOR” Say-on-Pay? Executive pay is aligned with Company performance Compensation program ties executive pay to shareholder returns Enhanced disclosure in response to shareholder feedback Shareholder feedback continues to result Executive in program and disclosure pay tied to improvements shareholder experience 14

Summary – Why vote “FOR” Say-on-Pay? – Slide 14 To recap the key messages I covered at the beginning:—Our compensation program design is fully aligned with our business model and the returns of our long-term shareholders—Executive pay is highly performance-based and tied to Company performance—CEO pay is at the 47th percentile of compensation benchmark companies based on 10-year combined realized and unrealized pay We truly value the opportunity to dialogue with our shareholders to discuss our compensation program throughout the year. These engagements provide us valuable insights that are taken into consideration as the Compensation Committee evaluates our compensation program design and disclosure each year, and I hope we have been able to demonstrate this during this webcast. In closing, I would like to say, on behalf of your Board of Directors, we recognize your vote is important and we encourage you to carefully consider the information provided today, as well as the 2019 Executive Compensation Overview, and the Compensation Discussion and Analysis, compensation tables, and narrative available in our 2019 Proxy Statement, and vote “FOR” Item 3—Advisory Vote to Approve Executive Compensation. With that, Neil, I would like to turn it back to you.

Shareholder Proposals Appreciate engagement of shareholders Some proposals satisfactorily addressed and excluded from proxy Remaining proxy proposals – generally agree on objectives, differ on approach Important to maintain constructive dialogue through the year beyond proposals 15

Shareholder Proposals – Slide 15 We appreciate the opportunities to engage with our shareholders. During 2018, we held more than 80 such engagements in person or by teleconference, reaching shareholders owning more than 1.3 billion shares, or approximately 30 percent of our total shares outstanding. Each year, the Corporation receives a number of suggestions from shareholders, some of which are in the form of proposals to be presented at the annual meeting. We seek a dialogue with the proponents and co-filers, and often we are able to reach agreement to exclude the proposal from the proxy. For the remainder of the proposals, we are generally in agreement on the objectives, but differ on the approach. We are firmly committed to maintaining constructive dialogue with the proponents throughout the year to better understand positions, and work toward mutually beneficial resolutions.

Item 4: Independent Chairman Proposal: Adopt a policy to require that whenever possible the Chairman be an independent member of the Board; phase in for next CEO transition ExxonMobil’s Board recommends a vote AGAINST: Agree with importance of a strong, independent Board Significant benefit in having Chairman with deep company knowledge and industry experience to bring existing and evolving issues to Board’s attention All directors, including Presiding Director, are independent, other than CEO Board seeks to retain flexibility to select the best leadership structure 16

Item 4: Independent Chairman – Slide 16 A moment ago, I mentioned that many times ExxonMobil and its shareholders are able to agree on objectives, but occasionally cannot align on the approach to reach those objectives. The shareholder proposals covered on the next several slides are good examples. The Board recommends that you vote AGAINST these shareholder proposals. First, regarding the Independent Chairman proposal, we agree with the importance of a strong and independent board, dedicated to representing the interests of shareholders and providing oversight of Company management, including the CEO. However, we do not agree that a combined Chairman/CEO position hinders this objective. In fact, combining the Chairman and CEO roles results in significant benefits to shareholders that an independent Chairman would not provide. Our Chairman has deep Company knowledge and industry experience, and is well-positioned to bring existing and evolving issues to the Board’s attention to ensure appropriate oversight. All directors, including the Presiding Director, are independent, other than the CEO. The Board should retain flexibility to select the best leadership structure that will best serve the long-term interests of its shareholders.

Item 5: Special Shareholder Meetings Proposal: Amend bylaws to give holders in the aggregate of 10% of outstanding common stock the power to call a special shareholder meeting without the need for a court petition ExxonMobil’s Board recommends a vote AGAINST: Ten percent of shareholders have the right to call a meeting on a showing of good cause Showing of good cause demonstrates legitimate purpose and informs all shareholders If Board agrees with need for a special meeting, one can be scheduled by Board without the need for a showing of good cause 17

Item 5: Special Shareholder Meetings – Slide 17 Next, on the proposal regarding special shareholder meetings, ExxonMobil shareholders currently have the right to call special shareholder meetings. Consistent with applicable state law, this requires at least 10 percent of outstanding shares combined with a showing of good cause to disclose purpose and intent to all shareholders. If, after engagement with shareholders, the Board agrees that a special meeting is appropriate, then such a meeting could be proactively scheduled by the Board.

Item 6: Board Matrix Proposal: Provide in a matrix form a disclosure of each director’s race/ethnicity, skills, experience and attributes most relevant to ExxonMobil’s business, long-term strategy and risks ExxonMobil’s Board recommends a vote AGAINST: Board composition and competencies important information for shareholders – Gender/ethnic diversity of Board exceeds S&P averages Proxy disclosure enhanced this year to provide greater detail on relevant Board competencies, collective attributes, and director biographies – Individual matrix may mislead shareholders into believing that only certain directors contribute to particular decisions Board leverages collective wisdom of group to represent all shareholders’ interests 18

Item 6: Board Matrix – Slide 18 Next, we agree that our Board benefits from diversity of experience, background, gender and ethnicity, and that shareholders should know the varying perspectives that our directors contribute to Board deliberations and reviews. However, we do not agree that a prescribed matrix format is imperative in providing this information. In this year’s proxy statement we enhanced our disclosures to detail the competencies and collective attributes that are important for our business, and more clearly link these competencies to the directors’ biographies. Diversity remains a key emphasis for the Board, as is evidenced by the fact that our Board’s gender/ethnic diversity exceeds S&P averages. Our current disclosures are designed to emphasize that while individual directors leverage their unique experiences and knowledge, Board decisions and perspectives reflect the collective wisdom of the group to represent the interests of all shareholders.

Item 7: Climate Change Board Committee Proposal: Establish a board committee to evaluate ExxonMobil’s strategic vision and responses to climate change, inform decision making, and engage in formal review and oversight of corporate strategy ExxonMobil’s Board recommends a vote AGAINST: Climate-related risk may manifest in many different ways; evaluating climate risk requires consideration of a range of interrelated risks across multiple areas of expertise Entire Board is responsible for the oversight of all Company risks, including climate-related risks, and each Director brings important expertise to the analysis – Audit Committee assesses overall risk management approach and structure to ensure risks are being managed appropriately – Public Issues and Contributions Committee reviews environmental performance, including steps taken to identify and manage climate-related risk, across business, strategic, financial planning and environmental settings 19

Item 7: Climate Change Board Committee – Slide 19 Related to the structure of our Board, we agree that oversight of risks and the Company’s strategic direction is an important aspect of our enterprise risk management and is essential to the long-term success of the Company. The risk of changing demand for our products for any reason, including climate, technology, or economic conditions, is considered a key risk, which is managed by the full Board. Each Director brings important expertise to the analysis. The Board receives help from committees, including the Audit Committee which assesses overall risk management approach and structure to ensure risks are being managed appropriately. The Public Issues and Contributions Committee reviews the Company’s environmental performance, including steps taken to identify and manage climate-related risk, across business, strategy, financial planning and the environment. But to fully understand any risk, including climate-related risk, the Board must consider the interactions and interdependencies with other risk drivers, including operational risk, reputational risk, and risks to health and safety. A single-issue committee creates organizational risk that we could miss the interconnections between these risk topics. Given the already-established review process, as well as the broad oversight currently provided by the Board and its current committees, the Board is confident that climate-related risk is appropriately addressed by the current governance structure.

Item 8: Report on Risks of Gulf Coast Petrochemical Investments Proposal: Prepare a report assessing the public health risks of expanding petrochemical operations and investments in areas increasingly prone to storms, flooding and sea level rise ExxonMobil’s Board recommends a vote AGAINST: Investments only made where potential risks can be managed to safe levels Operations Integrity Management Systems proven effective to ensure readiness and resiliency to extreme weather conditions Detailed and continuously evaluated emergency response plans are tailored to each facility to assist in responding to unplanned events, including extreme weather When events occur, Company acts quickly and safely to protect operational integrity and proactively assist the surrounding communities in recovery efforts 20

Item 8: Report on Risks of Gulf Coast Petrochemical Investments – Slide 20 Next is a proposal related to our Gulf Coast facilities. ExxonMobil only invests in petrochemical plants or other operations where potential risks can be managed to safe and acceptable levels. Our business often requires us to work in remote and challenging environments all over the world. ExxonMobil’s Operations Integrity Management System has proven effective at ensuring readiness and resiliency to extreme weather conditions. Our detailed and well-practiced emergency response plans, tailored to each facility, help us respond to unplanned events, including extreme weather. A good example of ExxonMobil’s proactive approach to severe weather can be found in our response efforts to Hurricane Harvey in 2017, which began even before the storm arrived. We safely shut down operations and quickly recovered after the storm passed. In addition, we made significant efforts to benefit the communities where we operate with financial contributions, and other efforts:—Beaumont: around-the-clock efforts to restore water management systems and provide in-kind donations of labor and key equipment exceeding ~$900,000—Baytown: donation of 27,000 gallons of fuel to area first responders, delivering cleaning supplies to schools and partnering agencies, provided additional supplies to local schools—Portland area: Redirected heavy equipment and local crews to assist with recovery efforts, removing 2,400 tons of debris Additional information about the risks associated with climate change, OIMS, process safety and environmental performance can be found in ExxonMobil’s Energy & Carbon Summary, Sustainability Report, and other publications, blogs and news releases.

Item 9: Report on Political Contributions Proposal: Prepare a report disclosing the policies and procedures for making political contributions and expenditures with corporate funds, including the Board’s role, and monetary and non-monetary contributions or expenditures that are not deductible for U.S. tax purposes as ordinary business expenses ExxonMobil’s Board recommends a vote AGAINST: Political contributions subject to strict internal review processes, including approval by the Chairman and annual review by Board Full compliance with all relevant political spending disclosure laws ExxonMobil’s website discloses: – Company’s Political Activities Guidelines addressing policies and procedures – Disclosure of multi-year contributions to candidates / political organizations 21

Item 9: Report on Political Contributions – Slide 21 Regarding political contributions, we believe the current, legal disclosure requirements for political contributions are adequate and equitable, as they require the same level of disclosure from all participants in the political process. At ExxonMobil, our political contributions are subject to a strict internal review process that requires approval by the Chairman as ordered by the Company’s Political Activities Guidelines, which is available on our website. We not only comply with all relevant disclosure laws, but our website currently self-discloses political contributions to candidates and political organizations for 2014 through 2018. In addition, political contributions by the ExxonMobil Political Action Committee are reported monthly to the Federal Election Commission and are a matter of public record on the FEC website. If the proponent believes that current law is inadequate, then the appropriate recipients of the reforms sought are the Federal and state governments; while the proponent may believe that ExxonMobil’s disclosures are inadequate, ExxonMobil should not be held to a different standard than other groups that participate in the process.

Item 10: Report on Lobbying Proposal: Prepare a report disclosing the policy and procedures governing lobbying; amounts and recipients; memberships in organizations that write model legislation; decision-making process; and oversight by management and Board ExxonMobil’s Board recommends a vote AGAINST: Fully comply with federal and state lobbying disclosure requirements – Support accountability and appropriate transparency Company policy positions reviewed by Management Committee and Board ExxonMobil’s website discloses: – Company’s Political Activities Policy and Guidelines – Positions on key issues and other lobbying details – Disclosure of Lobbying Disclosure Act filings – Contributions to more than 100 U.S.-based organizations 22

Item 10: Report on Lobbying – Slide 22 On the final shareholder proposal requesting a report on lobbying, we agree with appropriate transparency and disclosure of lobbying policy, activities and expenditures, and fully comply with both the spirit and letter of all federal and state laws on lobbying. Detailed information is available online including key issues and the Company’s position thereon, as well as lobbying activities and expenditures. This includes costs incurred in trade associations for lobbying. Again, we recognize your vote is important. We want you to carefully consider this information, provided in more detail in our proxy.

Questions

Questions – Slide 23 This concludes our presentation. We appreciate all of you who have joined to review these important topics. Your vote is important to us and we look forward to continuing our shareholder engagements throughout the year. We would now be happy to take a few questions.

Footnotes Executive Compensation Overview 1) Example shows the integration of project net cash flow and performance share program design; illustrates that short-term vesting occurs prior to determination of project financial success or failure and that longer-term vesting better aligns with shareholder returns resulting from investment decisions. The project timeline is a hypothetical case that is representative of a typical major ExxonMobil project investment. 2) For both the ExxonMobil and Alternate programs, 100 shares are granted each year from 2008 to 2017. For ExxonMobil performance share program, 50 percent of an annual grant of performance shares vests in 5 years and the other 50 percent vests in 10 years or retirement, whichever is later. For the hypothetical alternate formula-based program, shares vest after 3 years based on TSR performance. Values shown represent percent of target shares that would pay out based on ExxonMobil’s actual relative three-year TSR rank versus our industry peers: Chevron, Royal Dutch Shell, Total, and BP. Payout schedule as follows: 200% of target if ranked 1; 150% of target if ranked 2; 100% of target if ranked 3; 50% of target if ranked 4; and, 0% of target if ranked 5. 3) Bonus program is based on estimates of year-end earnings made in November of each year, such that payment can occur in that calendar year. The purpose of the two-thirds adjustment in the formula is to mitigate the impact of commodity price swings on short-term earnings performance. 4) Pay means the sum of Realized Pay and Unrealized Pay as described in the related Frequently Used Terms. 24

Frequently Used Terms Executive Compensation Overview Performance Share Program is the terminology used to describe our equity program to better reflect the strong connection between performance and pay. Compensation Benchmark Companies consist of AT&T, Boeing, Chevron, Ford, General Electric, General Motors, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon. These are the same companies noted in the 2018 Proxy Statement. For consistency, CEO compensation in the Combined Realized and Unrealized Pay chart on page 13 is based on compensation as disclosed in the Summary Compensation Table of the proxy statements as of July 31, 2019. Reported Pay is Total Compensation reported in the Summary Compensation Table. Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, payouts of previously granted earnings bonus units (EBU), net spread on stock option exercises, market value at vesting of previously granted stock-based awards, and All Other Compensation amounts realized during the year. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date. Amounts for compensation benchmark companies include salary, bonus, payouts of non-equity incentive plan compensation, and All Other Compensation as reported in the Summary Compensation Table, plus value realized on option exercise or stock vesting as reported in the Option Exercises and Stock Vested table. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date, as well as any retirement-related payouts from pension or nonqualified compensation plans. Unrealized Pay is calculated on a different basis than the grant date fair value of awards used in the Summary Compensation Table. Unrealized Pay includes the value based on each compensation benchmark company’s closing stock price at fiscal year-end 2018 of unvested restricted stock awards; unvested long-term share- and cash-performance awards, valued at target levels; and the “in the money” value of unexercised stock options (both vested and unvested). If a CEO retired during the period, outstanding equity is included assuming that unvested awards, as of the retirement date, continued to vest pursuant to the original terms of the award. 25